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                                                                    Exhibit 10.6

MANUFACTURING AGREEMENT

THIS AGREEMENT is entered into this 23 day of September, 1996 by and between AGRI-LABORATORIES, LTD, a Delaware corporation (the "Company") and "SPARHAWK LABORATORIES, INC., a Missouri corporation ("SLI") and VETERINARY LABORATORIES, INC., a Kansas corporation ("VLI") (SLI and VLI shall jointly be referred to as the "Manufacturer").

WHEREAS, the Company is engaged in the wholesale distribution and resale of animal pharmaceuticals and other animal health products; and

WHEREAS, Company is in the process of filing Applications for approval of New Animal Drugs ("NADA's") and Abbreviated Applications for the Approval of New Animal Drugs ("ANADA's") with the Food and Drug Administration (jointly the "Applications" or individually the "Application") under statutes regulating the production of animal drugs, approval of which will allow the Company to manufacture and distribute certain pharmaceutical products; and

WHEREAS, the Company and the Manufacturer agree to enter into this Agreement to provide for the non-exclusive manufacture and supply by Manufacturer of Product (as defined herein) as set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 Products. "Product" shall mean the products listed on Exhibit "A" attached hereto and incorporated herein. Exhibit "A" may be revised, from time to time, by mutual written agreement of the parties.

1.2 Application. "Application" shall mean a NADA or an ANADA submitted to the Food & Drug Administration ("FDA") which application requests approval of Product as safe and effective by the FDA.

1.3 Approval. "Approval" shall mean approval of an Application by the FDA.

2. THE APPLICATION

2.1 Owner. The parties agree and acknowledge that Company is the owner of all Applications submitted for Product and is the owner of all Approvals received from the FDA. In no event is Manufacturer granted a license or proprietary rights to Product by this agreement.

2.2 Application Contents. Manufacturer agrees that Company may list the Manufacturer as manufacturer of a Product on the Company Applications and Manufacturer will furnish a full description of its facilities, controls and methods for manufacturing Product for inclusion on the Application. If requested, Manufacturer agrees to provide the Company written authorization to reference Manufacturer's master file.

2.3 Best Efforts. Each party agrees that it will use its best efforts to complete and submit an Application for Product on a timely basis following execution of this Agreement.

3. MANUFACTURING AGREEMENT


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3.1 Engagement. As provided herein, Company hereby appoints and engages
Manufacturer to manufacture the Product on a non-exclusive basis. Manufacturer agrees that the manufacture of Product shall be for the exclusive benefit of Company and agrees further that it shall not sell Product to any other purchaser without the Company's advance written consent.

3.2 Price. Company agrees to pay to Manufacturer for the manufacture of Product such amounts as are listed on Exhibit "B" attached hereto and made a part hereof. Exhibit "B" may be revised, form time to time, by mutual written agreement of the parties.

3.3 Trade Terms. Company agrees to pay all Manufacturer's invoices on a timely basis. A timely basis shall be deemed to be thirty (30) days after date of invoice provided invoices are received within five (5) days of date of invoice. If invoices are not received by Company within five (5) days of date of invoice, a timely basis for payment shall be deemed to be twenty-five (25) days after receipt by Company of each invoice. Manufacturer agrees that Company shall receive a discount of two percent (2%) of net invoice price if payment is made by the Company within ten (10) days of date of invoice.

3.4 Registration. Manufacturer shall provide necessary information to the Company to allow the Company to register Manufacturer's facility with the FDA as a manufacturer of Product and shall provide the Company all information necessary to comply with all reporting requirements of such a registered manufacturer. Manufacturer shall make its premises available for inspection as required by applicable statutes.

3.5 Quality Standards. All Product manufactured pursuant to this Agreement shall be manufactured in compliance with the Application and shall be in compliance with any and all requirements, ordinances and specifications of the FDA, the Department of Agriculture, and/or any state, federal or the appropriate government regulatory agency which shall, from time to time, regulate the Product, The quality of the Product shall also be in compliance with general industry standards regarding content, purity, shape, appearance, potency, shelf life and shall comply with Company' quality standards. The Product shall also comply with the chemical and other specifications established and/or identified by Company as set forth on Exhibit C hereto.

3.6 Delivery. Manufacturer shall deliver Product to Company within thirty (30) days (the "Lead Time") from Manufacturer's receipt of Company's purchase order, provided that said purchase has been forecast pursuant to Article 8 hereof. Manufacturer shall be responsible and pay for packaging and delivery of the Product and for all other steps needed to transport the Product to Company. Provided, however, the foregoing shall not restrict Manufacturer from shipping Product to Company earlier that such Lead Time if the Product is available for shipment and Company requests shipment prior to the Lead Time date established herein.

3.7 Nonperformance. In the event Company's purchase order has been forecast pursuant to Article 8 hereof and Manufacturer fails to deliver Product to Company within the Lead Time, the product fails to comply with the terms of this Agreement, or there has been breach of another provision of this Agreement, in addition to other remedies,Company shall have the right to cancel outstanding purchase orders with or without terminating this Agreement.

4. TERM OF AGREEMENT

4.1 Term of Agreement. The application of this Agreement to each particular Product listed on



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Exhibit A shall terminate five (5) years after the particular Product has received Approval. The application of this Agreement with respect to each individual Product shall automatically renew for an additional five (5) year term unless either party shall have served written notice of non-renewal to the other party not less than ninety (90) days before the termination of the initial five (5) year period. Notwithstanding the above, in addition to all other remedies, either party may terminate its obligations under this Agreement by twenty (20) day advance written notice in the event of a material breach of the terms of this Agreement, if such breach is not cured within said period.

5. RISK OF LOSS AND INSURANCE

5.1. Risk of Loss. Unless Company elects to pick up Product from Manufacturer's dock, Manufacturer shall bear all risk of loss or damage to the Product in shipment to Company. Company shall bear all risk of loss of unloading, storage and handling of Product.

5.2 Insurance. Manufacturer shall carry product liability insurance on the Product in the amount of not less than $1,000,000.00 which insurance shall name the Company as an additional insured and/or co-insured. Company shall be given thirty (30) days advance written notice of any termination or cancellation of said insurance. Manufacturer shall provide proof of insurance within ten (10) days of the commencement of the term of this Agreement and at any time during the term of this Agreement upon request.

6. LABELING AND PACKAGING RESPONSIBILITY

6.1 Labeling Responsibility. All labels (including private labels, i.e. those labels containing names other than the Company's name) as specified by the Company will be purchased and applied to all Product by Manufacturer at Manufacturer's cost; provided that, with respect to private labels, the volume of each private label meets minimum private label quantities as jointly determined by Manufacturer and the Company for a twelve (12) month period. In the event the volume of Products using private labels does not meet the established minimum volume requirements, Manufacturer reserves the right to invoice the Company for the cost of purchasing the private labels.

6.2 Packaging. Manufacturer shall be required to deliver the Product in finished form, ready for sale by Company and packaged according to the Company's specifications which are listed on Exhibit "D" attached hereto and made a part hereof. Exhibit "D" may be revised, from time to time, by written notice from Company, provided that such notice does not materially increase the cost of such packaging.

7. ACCEPTANCE

7.1 Acceptance. The Product shall be received subject to Company's inspection during a thirty (30) day period after receipt. The Product may be returned to Manufacturer if found not to comply with the quality standards set forth in
Article 3.5 hereof. In the event that the defect is not readily ascertainable by inspection, such Product may nonetheless be rejected by Company not later than ten (10) day after Company has discovered the defect. All claims for defect shall be reported in writing to Manufacturer as soon as possible. At the request of Manufacturer, Company shall provide Manufacturer with samples of the allegedly defective product.

8. PURCHASE FORECASTS

8.1 Annual Forecasts. Prior to the beginning of each calendar year, Company agrees to provide



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Manufacturer with an annual forecast of Product purchases by quarter.

8.2 Quarterly Forecast. Company agrees that, at least once each ninety (90) days, it shall provide forecasts of the quantity of Product which it anticipates it will purchase from Manufacturer for the (90) day period thereafter.

8.3 Noncompliance with Estimates. The parties agree that Company's estimates are only estimates. All estimates shall be made in good faith in order to facilitate Manufacturer's manufacture and shipment of Product in compliance with this Agreement.

8.4 Minimum Purchase. Notwithstanding Paragraph 7.3 above, Company agrees that it will purchase the minimum of Product as set forth on Exhibit A.

9. BEST EFFORTS OF COMPANY

9.1 Marketing of Product. Company shall exert its best efforts to sell and achieve a market for the Product.

10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

10.1 Non-Disclosure. Unless granted written permission by Company, Manufacturer agrees not to directly or indirectly use or disclose Confidential Information (as hereinafter defined) obtained from Company or otherwise through the manufacturer of the Product for so long as said information retains the characteristics of Confidential Information as defined herein.

10.2 Confidential Information. Confidential Information means any information or compilations of information that derives independent economic value from not being generally known or readily ascertainable by proper means. Confidential Information includes, but is not limited to trade secrets, customer lists, manufacturing processes and Product ingredients, formulations, specifications, results of research and development whether complete or in process and other information which the Company deems as confidential. However, Manufacturer is not precluded from independently developing and marketing a particular Product if Company fails to purchase any of such Product within two (2) years following Approval of the Application for that Product and the listing and approval of Manufacturer under Company's ANADA or NADA.

10.3 Documents and Tangible Items. All documents and tangible items which contain or deal in any manner with Confidential Information are the property of Company and shall remain the exclusive property of Company along with all copies, records, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

10.4 Account for Profits. Manufacturer agrees that if it shall violate any of the covenants and agreements under this Article 10, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefit which Manufacturer has either directly or indirectly realized on its behalf or on behalf of another and/or may realize as a result of, growing out of or in connection with such violation. Such remedies shall be in addition to and not in limitation of any injunctive relief or any other remedies or rights to which Company is or may be entitled to at law or in equity or under this Agreement.

10.5 Reasonableness of Restrictions. Each party agrees that considering their relationship and the degree of their mutual reliance, and given the other terms of this Agreement that the restrictions set



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forth in this Article are reasonable. Notwithstanding the foregoing, if any of the covenants set forth in this Article shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included herein.

11. WARRANTIES

11.1 General. Manufacturer warrants that the Product will be of merchantable quality, free from defects in material, formulation and manufacture, fit for the purposes for which it is produced, in compliance with Company's packaging standards, in compliance with industry quality standards, in compliance with the quality standards set forth in Section 3.5 hereof and in compliance with the terms of this Agreement. Notwithstanding the foregoing. Manufacturer shall not be responsible for recommendations for use of the Product made by Company nor shall Manufacturer make any representation or warranty with regard to the results to be obtained by the Product. Company assumes all risks and liability associated with storage and handling of Product which complies at the time of delivery to Company with the quality standards identified herein.

11.2 Investigation. Manufacturer shall promptly investigate any and all Product complaints relating to quality, manufacture, defects in materials and workmanship, formulations, and/or packaging for the Product. Manufacturer shall immediately notify Company, in writing, of any Product complaints Manufacture has knowledge of or receives. The Company shall promptly investigate any and all complaints regarding storage and handling of the Product, and/or recommended uses of the Product.

12 INDEMNITY

12.1 Indemnity. Manufacturer agrees to indemnify and hold harmless Company, its officers, directors, employees, agents, members, distributors and representatives from all actions, claims, losses, damages or expenses allegedly arising out of any injury to person or property allegedly suffered as a consequence of the Product's manufacture.

12.2 Company's Inspection. Manufacturer shall, from time to time, during regular business hours, in a manner not to interfere with Manufacturer's business, grant permission and arrange for Company to enter the premises and plants of Manufacturer that manufacture the Product, for the purpose of inspecting such plants, equipment and operations to assure compliance with this Agreement.

13. MISCELLANEOUS

13.1 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and any modification of this Agreement shall be in writing and shall be signed by a duly authorized representative of each party.

13.2 Supersedes Prior Understandings. This Agreement shall be deemed to supersede any agreement heretofore entered into by and between Manufacturer and Company.

13.3 Governing Law. This Agreement shall be interpreted and construed, and the legal relationships created hereby shall be construed in accordance with the laws of the State of Missouri.

13.4. Default. No failure or omission by either of the parties hereto in performance of any non-monetary obligation contained in this Agreement shall be deemed a breach hereof if the same shall arise


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from any causes beyond the control, and without fault or negligence of, such party, including, but not restricted to acts of God, acts of federal, state, local or foreign government or any agency thereof, request of any governmental authority or any officer, department, agency or instrumentality thereof, shortages of supply of Product or components to manufacture product, plant shut down by acts of any government, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, epidemic, quarantine, restrictions, strike, lockout, dispute with workmen, labor shortages, transportation embargoes or failures or delays in transportation, or exhaustion or unavailability or delays in the delivery of any transportation facility, product or material necessary to the performance hereof, except that all actions of Manufacturer's employees and agents are hereby deemed to be within Manufacturer's control. In the event of breach of this Agreement by either party, such party shall be liable for actual damages, but shall have no liability for incidental or consequential damages.

13.5 Successors and Assigns. The Agreement shall inure to the benefit of and be binding upon the permitted successors and permitted assigns of the parties hereto, but is shall not be assigned in whole or in part by either party without prior written consent of the other. Any purported assignment of this Agreement or any interest therein without the written consent of the other shall be void. Notwithstanding the aforementioned, Company may assign its rights and obligations herein to any affiliate or subsidiary in which Company owns a controlling interest.

13.6 Notices. All notices provided for by this Agreement shall be considered to have been received if sent by certified mail, return receipt requested, addressed as provided for herein.

COMPANY:          Agri-Laboratories Ltd.
                  P.O. Box 3103,
                  St. Joseph, Missouri 64503

WITH COPY TO:     Leon I. Steinberg Esq.
                  Maslon Edelman Borman & Brand
                  a Professional Limited Liability Partnership
                  3300 South 7th Street
                  Minneapolis, MN 55402

MANUFACTURER:     Sparhawk Laboratories, Inc. and
                  Veterinary Laboratories, Inc.
                  12340 Santa Fe Trail Drive
                  Lenexa, KS 66215
                  Attn: Everett B. Hughes, President

13.7 Injunctive Relief. The parties agree that their respective obligations are unique and that monetary damages may not be sufficient to compensate for an alleged breach of this Agreement. The parties agree that each shall have the right to injunctive relief to enjoin or enforce the provisions of this Agreement. The right to injunctive relief and/or specific performance shall be cumulative and shall be in addition to all other rights and remedies at law or in equity.

13.8 Severability. If any portion or provision of this agreement shall be held unenforceable or illegal, the illegal or unenforceable provision shall be inoperable and the remaining provision of this Agreement shall be effective as if such unenforceable or illegal provision were not a part hereof.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date and year first above



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written.

AGRI-LABORATORIES, LTD.

By:     /s/ Dennis Feary
            Its President

VETERINARY LABORATORIES, INC.

By:     /s/ Everett B. Hughes
            Its President

SPARHAWK LABORATORIES, INC.

By:     /s/ Everett B. Hughes
            Its President



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